EXHIBIT 99






                                          Contact:  Neil Lefort
                                          Vice President, Investor Relations
                                          (630) 527-4344


          MOLEX MAKES STRONG START TO FISCAL 2005 YEAR;
             RECORD REVENUE ACHIEVED, UP 29 PERCENT;
             EARNINGS PER SHARE INCREASE 71 PERCENT


Lisle,   IL,  USA  -  October  20,  2004  --  Molex  Incorporated
(NASDAQ:MOLX and MOLXA), a global electronic components company, today reported record revenue results for its first fiscal quarter ended September 30, 2004.

Fiscal First Quarter Results

Revenue of $640.2 million increased 29 percent from last year's first quarter of $496.8 million. Revenue in local currencies increased 25 percent, as currency translation increased net revenue by approximately $19 million when compared with last year's first quarter. Revenue for the first quarter included $18 million from the automotive acquisition in Europe that was completed on April 2, 2004. Excluding the acquisition, revenue increased 25 percent from last year's first quarter. Net income was $55.6 million compared with last year's first quarter of $32.1 million, an increase of 74 percent. Earnings per share of $0.29 increased 71 percent, compared with $0.17 reported for the first quarter a year ago.

Joe King, Vice-Chairman and Chief Executive Officer, said, "Revenue growth compared with last year's first quarter revenue was very strong. Revenue also increased sequentially, an excellent result in this seasonally challenging quarter. We believe we are growing significantly faster than the overall connector market, primarily due to our ongoing investment in new products and our global capabilities. We were also pleased with the strong growth in earnings after absorbing higher costs for many of our raw materials."

Regional Results

Revenue in the Far East South region was $190 million, an increase of 33 percent, primarily driven by the digital consumer, PC, and mobile communication markets. In this region, we continue to gain market share, based on our many new products and increased penetration into our global customers who continue to transfer production to the region. Revenue in the Far East North region (Japan and Korea) was $132 million, an increase of 13 percent in dollars and 6 percent in local currencies. This growth was primarily due to new products for the digital consumer and communication markets. Revenue in the Americas region was $177 million, an increase of 17 percent, due to stronger demand for high-speed, industrial and medical electronics products, which more than offset lower demand in automotive. Revenue in Europe was $128 million, an increase of 73 percent in dollars and 61 percent in local currencies. Excluding the previously mentioned automotive acquisition, revenue increased 49 percent in dollars, as the region recovers from recession.

Operating Results

Gross profit margin was 35.7 percent compared with last year's first quarter margin of 33.8 percent. Pretax return on sales was 12 percent compared with 8.9 percent in the year ago quarter. The effective tax rate for the first quarter was 27 percent, the same rate as last year's first quarter. The Company now anticipates an effective tax rate of 27 percent for the 2005 fiscal year, compared with previous guidance of 27.5 percent and a 2004 fiscal year rate of 26.5 percent. Net return on sales was
8.7 percent compared with 6.5 percent in last year's first quarter. Cash and marketable securities were $331.4 million at September 30, 2004.

The Company's order backlog on September 30, 2004 stood at $313.6 million, a 51 percent increase compared with $208 million for the same period last year. Without the impact of changes in currency rates, the order backlog would have increased 48 percent. New orders for the first quarter were $622.4 million, an increase of 21 percent compared with last year's first quarter. This was a reasonable result, considering an estimated $25 million in orders were advanced by customers into the June quarter, as discussed in the June 30, 2004 earnings release.

Research and Development Expenditures and Capital Spending

Research and development expenditures for the first quarter were $33.4 million, an increase of 24 percent when compared with the same period last year. Capital expenditures were $48.4 million for the quarter versus $45.3 million last year.
Fiscal Second Quarter Outlook

King continued, "Our operations in the Far East continue to drive our results. We expect this trend to continue, based on the magnitude of production transferred by our global customers to the region and supported by our technical capabilities and long term history of working in the region."

"It is apparent that many of our customers in the Americas are in the process of adjusting their finished goods inventory to more conservative levels. However, we believe that the amount of actual connector inventory within these channels is reasonable, and therefore the outlook in the majority of our markets remains encouraging. In addition, we expect to gain market share based on our positions within key market segments - such as digital consumer, mobile communication and mobile computing - that are growing faster than the overall connector market, as well as our focus on the emerging medical electronics market."

Based on these facts, the Company expects that revenue for the fiscal second quarter ending December 31, 2004, will be in a range of $635 - $650 million. This represents an increase of 16
- 18 percent over last year's fiscal second quarter. The Company expects that earnings per share will be in a range of $0.29 - $0.31, an increase of 38 - 48 percent over last year's fiscal second quarter earnings per share.

Stock Buyback Actions

During the quarter, the Company purchased 875,000 shares of MOLXA common stock, at a total cost of $21.9 million. These purchases were done under a $100 million Board authorization for the full fiscal year ending June 30, 2005.

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

The Company's Annual Report, as well as news releases and other supplementary financial data is available by accessing the Company's website at www.molex.com.
The Company's quarterly earnings conference call will be held at 4:00pm CDT on Wednesday, October 20th, and is available live and in replay to all investors through the internet by accessing the company's website. You may also dial (800) 603-3143 to participate in the conference call. International callers please dial (706) 634-0917. Please dial in at least five minutes prior to the start of the call.

Molex  Incorporated is a 66-year-old manufacturer  of  electronic components,  including electrical and fiber optic interconnection products  and  systems, switches and integrated  products  in  55 plants in 19 countries throughout the world.





Editor's  note:   Molex is traded on the NASDAQ  National  Market
System  in  the  United States and on the London Stock  Exchange.
The  companies  voting stock (MOLX) is included in  the  S&P  500
Index and the NASDAQ 100.














                           Molex Incorporated
                  Condensed Consolidated Balance Sheets
                  (In thousands, except per share data)


                                               Sept. 30,       June 30,
                                                 2004            2004
                                               ----------     ----------
ASSETS                                        (Unaudited)
Current assets:
Cash and cash equivalents                      $  238,292     $  234,431
Marketable securities                              93,153        104,223
Accounts receivable, net                          544,736        529,630
Inventories                                       283,417        265,344
Other current assets                               40,027         35,016
                                               ----------     ----------
 Total current assets                           1,199,625      1,168,644

Property, plant and equipment, net              1,009,163      1,022,378
Goodwill                                          164,969        164,915
Other assets                                      194,930        216,409
                                               ----------     ----------
 Total assets                                  $2,568,687     $2,572,346
                                               ----------     ----------


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable                               $  225,731     $  234,823
Accrued expenses                                  132,625        143,160
Other current liabilities                          47,508         50,481
                                               ----------     ----------
 Total current liabilities                        405,864        428,464

Other non-current liabilities                       9,361         10,487
Accrued pension and postretirement benefits        51,435         52,151
Long-term debt                                     10,075         10,243
Obligations under capital leases                    3,143          3,796
Minority interest in subsidiaries                   3,383          1,211
Shareholders' equity:
Common Stock                                       10,747         10,734
Paid-in capital                                   376,518        369,660
Retained earnings                               2,209,211      2,160,368
Treasury stock                                   (532,216)      (509,161)
Deferred unearned compensation                    (32,722)       (32,180)
Accumulated other comprehensive income             53,888         66,573
                                               ----------     ----------
Total shareholders' equity                      2,085,426      2,065,994
                                               ----------     ----------
 Total liabilities and shareholders' equity    $2,568,687     $2,572,346
                                               ----------     ----------





                           Molex Incorporated
               Condensed Consolidated Statements of Income
            (Unaudited - In thousands, except per share data)



                                                  Three Months Ended
                                                     September 30,
                                               -------------------------
                                                  2004           2003
                                               ----------     ----------
Net Revenue                                    $  640,230     $  496,763
Cost of sales                                     411,558        328,739
                                               ----------     ----------
 GROSS PROFIT                                     228,672        168,024
                                               ----------     ----------
Selling, general and administrative expenses:
 Selling                                           54,020         44,416
 General and administrative                       102,192         83,048
 Total selling, general and                    ----------     ----------
  administrative expenses                         156,212        127,464
                                               ----------     ----------
INCOME FROM OPERATIONS                             72,460         40,560

Other (income) expense:
 Equity income                                     (2,029)        (2,183)
 (Gain)/loss on investments                        (1,152)             -
 Interest, net                                       (925)        (1,235)
                                               ----------     ----------
 Total other (income) expense                      (4,106)        (3,418)

INCOME BEFORE INCOME TAXES
 AND MINORITY INTEREST                             76,566         43,978
  Income taxes and minority interest               20,924         11,916
                                               ----------     ----------
NET INCOME                                     $   55,642     $   32,062
                                               ----------     ----------
EARNINGS PER SHARE:
 Basic                                              $0.29          $0.17
 Diluted                                            $0.29          $0.17

AVERAGE COMMON SHARES OUTSTANDING:
 Basic                                            188,763        190,679
 Diluted                                          190,617        192,372

CASH DIVIDENDS PER SHARE                          $0.0375         $0.025